Exhibit 99.1

Ingersoll Rand Revises Third-Quarter and Full-Year
2011 Earnings Estimates

Swords, Ireland, September 30, 2011 - Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, announced today that it has revised its estimated guidance range for third-quarter 2011 earnings per share (EPS) from continuing operations to $0.77 to $0.80. The previous third-quarter estimate was for EPS of $0.85 to $0.95 from continuing operations.

The revised third-quarter estimate includes $0.04 of EPS from Hussmann operations and excludes the impact of impairment charges. Hussmann results will be reclassified from discontinued to continuing operations for the third quarter of 2011 and all prior periods.

Third-quarter reported revenues are now expected to be in the range of $3.90 to $3.95 billion, including approximately $200 million of revenue from Hussmann. The midpoint of the revised revenue range is $175 million below the midpoint of the prior guidance range of $4.05 to $4.15 billion, including approximately $200 million of revenue from Hussmann. Revenues were negatively affected by slower than expected end-markets in several businesses. Consumer-related businesses, such as residential heating, ventilation and air conditioning (HVAC), golf and residential security, were the most significantly affected, accounting for the majority of the lower volume since the previous guidance. Commercial security activity was also slower than expected. Transport, industrial and commercial HVAC revenues have remained strong. Operating income for the third quarter was negatively impacted by lower volumes and by unfavorable product mix in the residential and security segments.

Full-year EPS from continuing operations, excluding impairment charges, are preliminarily projected to be in the range of $2.70 to $2.80, including approximately $0.07 per share from Hussmann. Previous guidance, including approximately $0.07 per share from Hussmann, was for EPS of $2.90 to $3.10 from continuing operations.

Full-year reported revenues are now expected to be in the range of $14.85 to $15.00 billion, including approximately $600 million of revenue from Hussmann. The midpoint of the revised revenue range is approximately $450 million below the midpoint of the prior guidance of $15.30 to $15.50 billion, including approximately $600 million of revenue from Hussmann.

This forecast revision reflects lower than expected demand levels in our key North American residential and commercial security markets. The strengthening of the dollar against the Euro is also expected to have a negative impact on revenues versus the company's prior guidance, mainly in the fourth quarter. Full-year estimated earnings per share will be negatively impacted by lower volumes and by unfavorable product mix in the residential and security segments, partially offset by the benefit of a lower share count due to share repurchases.

Ingersoll Rand is scheduled to report third-quarter earnings on Thursday, October 20, and will host a conference call at 10:00 a.m. eastern time.
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About Ingersoll Rand
Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands-including Club Car®, Ingersoll Rand®, Schlage®, Thermo King® and Trane® -work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $14 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.

This news release includes “forward-looking statements”, which are any statements that are not historical facts, including statements that may relate to guidance for the 2011 third quarter and 2011 full-year EPS from continuing operations, revenues and financial outlook, demand levels for our products, expected product mix and global economic conditions. These forward-looking statements are based on Ingersoll Rand's current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand's Form 10-K for the year ended December 31, 2010, Form 10-Q for the quarter ended June 30, 2011 and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and the impact of Ingersoll Rand's incorporation in a non-U.S. jurisdiction, such as Ireland, are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. The company assumes no obligation to update these forward-looking statements and investors are cautioned not to place undue reliance on any forward-looking statements.

Contacts:

Media:
Misty Zelent
(704) 655-5324, mzelent@irco.com

Analysts:
Joe Fimbianti
(704) 655-4721, joseph_fimbianti@irco.com
or
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com